Exhibit 23

                              ACCOUNTANTS' CONSENT


The Board of Directors
Buckhead America Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-05313 and 333-37691) on Form S-3 and in the Registration Statements (Nos. 33-97046, 333-33097, 333-58375, 333-80865, and 333-41268) on Form S-8 of
Buckhead America Corporation of our report dated March 29, 2002, with respect to the consolidated balance sheets of Buckhead America Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), shareholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Buckhead America Corporation.

Our report dated March 29, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, operating cash deficiencies and currently does not have the ability to repay or refinance certain debt maturing in 2002. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         /s/ KPMG PEAT MARWICK LLP

KPMG PEAT MARWICK LLP
Atlanta, Georgia
March 29, 2002

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